EXHIBIT 99.4

INDEVUS / VALERA MERGER FACT SHEET

Companies	INDEVUS PHARMACEUTICALS, INC		VALERA PHARMACEUTICALS, INC.

Ticker Symbol	NASDAQ: IDEV		NASDAQ: VLRX

Company Description	Indevus is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company’s marketed products include SANCTURA® for overactive bladder and DELATESTRYL® to treat male hypogonadism. The compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA. NEBIDO®, for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, IP 751 is for interstitial cystitis, pagoclone for stuttering, and aminocandin, which the Company recently out-licensed to Novexel.		Valera Pharmaceuticals is a specialty pharmaceutical company concentrating on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders, including products that utilize its proprietary Hydron technology. Valera currently markets VANTAS®. VANTAS is a 12-month implant indicated for the palliative treatment of advanced prostate cancer. In addition to VANTAS, Valera is developing a portfolio of products for indications that include central precocious puberty, acromegaly, opioid addiction, and bladder cancer as well as a biodegradable ureteral stent.

Employees	Approx. 160 employees, including 85 sales representatives		Approx. 100 employees, including 25 sales representatives

Financials as of	Revenues (ttm):	$50.5 million	Revenues (ttm):	$19.9 million
9/30/06	Net Loss (ttm):	$50.5 million	Net Loss (ttm):	$11.0 million
	Cash (9/30/06):	$76.1 million	Cash (9/30/06):	$18.9 million

Overview	Company Name:	Indevus Pharmaceuticals, Inc.

	Corporate Headquarters:	Lexington, Massachusetts

	Senior Management:	Chairman & CEO	Glenn L. Cooper, M.D.

		President & COO	Thomas F. Farb

		Chief Financial Officer	Michael W. Rogers

	Ticker:	NASDAQ: IDEV

Transaction Terms	Structure:	Stock-for-stock transaction

-          IDEV to issue $ 7.75 in Indevus shares for each Valera share (provided the 25- trading day weighted average price of IDEV is between $6.59 and $8.05 at the time of measurement). Each Valera share will be converted into no more than 1.1766 IDEV shares and no less than 0.9626 IDEV shares. In addition, each Valera share will receive the right to contingent payments in IDEV shares based on the achievement of future product milestones.

	Expected Closing:	The closing of the merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, approval of Valera’s stockholders, approval of Indevus’ stockholders and other customary closing conditions and is expected to close on or around April 30, 2007.

Strategic Rationale	- This acquisition establishes Indevus as an emerging leader in the specialty areas of urology and men’s health with a robust pipeline.

- Indevus will fully leverage its existing national sales force.

-          Indevus will have a very robust product portfolio. Upon closing the Company will have 3 products on the market and anticipates having 5 new product launches within 2 years (2 in 2007 / 3 in 2008), three of which will come from Valera.

- There are identified cost savings of $5 million per year from combining the two companies and multiple synergies from the combined strengths of each organization in sales and R&D.

- The transaction is expected to be accretive within two years and to significantly increase earnings per share upon the achievement of profitability.